UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2020 (January 23, 2020)

NET 1 UEPS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road

Rosebank, Johannesburg, South Africa
(Address of principal executive offices)                 (ZIP Code)

Registrant's telephone number, including area code:  +27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	UEPS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2020, Net 1 UEPS Technologies Inc. ("Net1" or the "Company"), through its wholly owned subsidiary, Net1 Applied Technologies Netherlands B.V. ("Net1 BV"), and PayletterHoldings LLC (the "Purchaser") entered into an agreement (the "Purchase Agreement") pursuant to which Net1 BV agreed to sell its entire shareholding in Net1 Applied Technologies Korea Limited, the sole shareholder of KSNET, Inc., for $237 million. The transaction is subject to customary closing conditions and is expected to close in March 2020. The transaction is not subject to a financing condition.

The Purchaser agreed to transfer a contract deposit of $24 million (calculated as 10% of the $237 million purchase price) to a bank account designated by Net1 BV. Net1 BV will be entitled to keep the contract deposit if all closing conditions are met but the Purchaser fails to consummate the transaction. The contract deposit will be returned to the Purchaser if the transaction does not close for any other reason. The parties agreed to a first priority pledge over the contract deposit funds in favor the Purchaser. Interest at a rate of 16.42% per annum will accrue for the benefit of Net1 BV if the transaction closes after March 10, 2020, or a date agreed by the parties. The amount included in the contract deposit bank account will be applied against the purchase price upon closing.

The parties have agreed that the Purchaser will withhold the potential capital gains taxes of between $20 and $26 million from the purchase price and pay such amount, on behalf of Net1 BV, to the South Korean tax authorities. However, Net1 BV intends to approach the South Korean tax authorities in order to claim a refund, in full, of the capital gains taxes withheld. Net1 has not yet fully quantified its residual tax exposure related to this transaction, but estimates such amount to be between $15 and $21 million.

The Purchase Agreement requires the Purchaser to arrange, and pay for, warranty and indemnity insurance related to the transaction. Under the terms of the Purchase Agreement, neither the Purchaser nor any other Indemnified Purchaser Party (as defined in the Purchase Agreement) will be entitled to make any claim against Net1 BV arising out of, and Net1 BV shall not be liable for, any losses suffered or incurred by any Indemnified Purchaser Party in connection with any claims of any inaccuracy in or breach of any of the warranties made by Net1 BV in Section 3.1 or Section 3.2 in the Purchase Agreement, except in the case of any fraud perpetrated by Net1 BV.

Net1 BV expects to pay to FT Partners an advisors fee of approximately $7 million related to the closing of this transaction.

The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, copies of which is attached hereto as Exhibit 10.66 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 27, 2020, the Company issued a press release announcing the agreement to sell its interest in KSNET as described in Item 1.01 above. A copy of Net1's press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit
No.	Description

10.66	Purchase Agreement, dated January 23, 2020, by and between PayletterHoldings LLC and Net 1 Applied Technologies Netherlands B.V.

99.1	Press Release, dated January 27, 2020, issued by Net1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: January 27, 2020	By: /s/ Alex M.R. Smith Name: Alex M.R. Smith Title: Chief Financial Officer